Exhibit 5.1

Gibson, Dunn & Crutcher LLP 811 Main Street Houston, TX 77002-6117 Tel 346.718.6600 www.gibsondunn.com

June 14, 2024

Dril-Quip, Inc.

2050 West Sam Houston Parkway S., Suite 1100

Houston, TX 77042

Re:	Dril-Quip, Inc.

Registration Statement on Form S-4

File No. 333-279048

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (File No. 333-279048, the “Registration Statement”), of Dril-Quip, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance by the Company of up to 4,851,511 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), excluding the shares of Common Stock issuable to the consenting stockholders (as defined in the Registration Statement), pursuant to the Agreement and Plan of Merger, dated as of March 18, 2024 (as amended, the “Merger Agreement”), by and among the Company, Ironman Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and DQ Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Innovex Downhole Solutions, Inc., a Delaware corporation.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Merger Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms, and subject to the satisfaction of the conditions, set forth in the Merger Agreement and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

Abu Dhabi • Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles

Munich • New York • Orange County • Palo Alto • Paris • Riyadh • San Francisco • Singapore • Washington, D.C.

June 14, 2024

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP